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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                             (Amendment No. ______)

                                 SEMITOOL, INC.
                                ---------------
                                (Name of Issuer)

                                  COMMON STOCK
                        ------------------------------
                         (Title of Class of Securities)

                                   816909 10 5
                              ---------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

- -------------------------                            -------------------------
CUSIP NO. 816909 10 5                                    Page  1  of  4  Pages
- -------------------------                            -------------------------
- ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Raymon F. Thompson and Ladeine A. Thompson
                    ###-##-####               ###-##-####
- ----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                              (b)  [ ]
- ----------------------------------------------------------------------
   3   SEC USE ONLY
- ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
- ----------------------------------------------------------------------
 NUMBER OF        | 5 |    SOLE VOTING POWER
  SHARES          |   |       6,316,184
BENEFICIALLY      |   |
 OWNED BY         | 6 |    SHARED VOTING POWER
   EACH           |   |
 REPORTING        |   |
PERSON WITH       | 7 |    SOLE DISPOSITIVE POWER
                  |   |       6,316,184
                  |   |
                  | 8 |    SHARED DISPOSITIVE POWER
                  |   |
- ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            6,316,184

- ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES*                                                   [ ]
- ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            45.7%
- ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*
            IN
- ----------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

         (a)      Name of Issuer:  Semitool, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  655 West Reserve Drive
                  Kalispell, Montana 59901

Item 2.

         (a)      Name of Person Filing:

                  Raymon F. Thompson and Ladeine A. Thompson

         (b)      Address of Principal Business Office or, if None,
                  Residence:

                  655 West Reserve Drive
                  Kalispell, Montana 59901

         (c)      Citizenship:   U.S.A.

         (d)      Title of Class of Securities:  Common Stock, no par value

         (e)      CUSIP NUMBER:  816909 10 5

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not applicable.

Item 4.  Ownership:

         (a)      Amount Beneficially Owned:

                  6,316,184 shares, as of December 31, 1999.  Includes 5,057,919 shares held by the Raymon F. Thompson Revocable Living Trust; 94,700 shares held by the Floyd Foundation Trust; 887,865 shares held by the Ladeine A. Thompson Revocable Trust; and 212,500 shares held in the name of Gina Thompson Trust of which Mr. Thompson is the trustee (the "Gina Thompson Trust Shares").

         (b)      Percent of Class:  45.7% as of December 31, 1999.

         (c)      Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote:

                           6,316,184 shares, also includes the Gina Thompson Trust Shares.

                   (ii)  shared power to vote or to direct the vote:

                           None.

                   (iii) sole power to dispose or to direct the disposition of:

                           6,316,184 shares, also includes the Gina Thompson Trust Shares.

                    (iv) shared  power to dispose  or to direct the  disposition of:

                           None.

Item 5.  Ownership of Five Percent or Less of a Class:

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Not applicable.

Item 8.  Identification and Classification of Members of the Group:

         Not applicable.

Item 9.  Notice of Dissolution of the Group:

         Not applicable.

Item 10. Certification:

         Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         February 10, 2000
                                         ------------------------------
                                                    (Date)

                                         /s/Raymon F. Thompson
                                         ------------------------------
                                                  (Signature)

                                         Raymon F. Thompson/Individual
                                         ------------------------------
                                                  (Name/Title)

                                         February 10, 2000
                                         ------------------------------
                                                    (Date)

                                         /s/Ladeine A. Thompson
                                         ------------------------------
                                                  (Signature)

                                         Ladeine A. Thompson/Individual
                                         ------------------------------
                                                  (Name/Title)